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                     January 11, 2023

       Eric Marchetto
       Chief Financial Officer
       Trinity Industries, Inc.
       14221 N. Dallas Parkway, Suite 1100
       Dallas, Texas 75254-2957

                                                        Re: Trinity Industries,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 17,
2022
                                                            File No. 001-06903

       Dear Eric Marchetto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing